     FOR IMMEDIATE RELEASE

                                        January 24, 2006

NORFOLK SOUTHERN INCREASES QUARTERLY DIVIDEND

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) today announced an increase in the quarterly dividend to 16 cents per share on its common stock, payable on March 10 to stockholders of record on Feb. 3.

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For further information contact:

(Media) Bob Fort, 757-629-2710, (rcfort@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)